Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

CURIOSITYSTREAM INC.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the CuriosityStream Inducement Equity Incentive Plan	(1)	Other	300,000	$2.6275	$788,250.00	0.0001381	$108.86

Total Offering Amounts:						$788,250.00		108.86
Total Fee Offsets:								0.00
Net Fee Due:								$108.86

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split or similar transactions.

Estimated in accordance with Rule 457(h) under the Securities Act solely for purposes of calculating the registration fee, based on the average of the high and low sales prices per share of Common Stock, as reported on The Nasdaq Capital Market on June 11, 2026.